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                                  EXHIBIT 5.2

                   OPINION OF RICHARDS, LAYTON & FINGER LLP
                          RE LEGALITY OF CERTIFICATES
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                                                                     EXHIBIT 5.2

                   [LETTERHEAD OF RICHARDS, LAYTON & FINGER]



                               November 10, 1997



California Infrastructure and
 Economic Development Bank
 Special Purpose Trust SCE-1
c/o California Trade and Commerce Agency
801 K Street, Suite 1700
Sacramento, CA 95814

          Re:  Rate Reduction Certificates
               ---------------------------


Ladies and Gentlemen:

          We have acted as special Delaware counsel for California Infrastructure and Economic Development Bank Special Purpose Trust PG&E, a Delaware business trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

          For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a) The Certificate of Trust of the Trust, dated November 1, 1997 (the "Certificate"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on November 7, 1997;

(b) The Declaration and Agreement of Trust of the Trust, dated as of November 1, 1997, among California Infrastructure and Economic Development Bank, a public body established within the state government of the State of California (the "Bank"), as originator, and the trustees of the Trust named therein (collectively, the "Trustees");

(c) The Registration Statement (the "Registration Statement") on Form S-3, including a prospectus (the "Prospectus"), relating to, among

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          other things, the Rate Reduction Certificates of the Trust representing fractional undivided beneficial interests in the corresponding series or class of Notes, all monies due and to become due under such corresponding series or class of Notes and payments pursuant to any related Swap Agreement (each a "Security" and collectively the "Securities"), filed by PG&E Funding LLC, a Delaware limited liability company, with the Securities and Exchange Commission on July 3, 1997;

(d) A form of Amended and Restated Declaration and Agreement of Trust of the Trust, to be entered into among the Bank and the trustees of the Trust named therein (the "Declaration"), attached as an exhibit to the Registration Statement; and

(e) A Certificate of Good Standing for the Trust, dated November 6, 1997, obtained from the Secretary of State.

          Initially capitalized terms used herein and not otherwise defined are used as defined in the Declaration.

          For purposes of this opinion, we have not reviewed any documents other than the documents listed above, and we have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

          With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

          For purposes of this opinion, we have assumed (i) that the Declaration constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Declaration and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due creation or due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Security is to be issued by the Trust (collectively, the

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"Security Holders") of a certificate for such Security and the payment for the
Security acquired by it, in accordance with the Declaration and the Prospectus, and (vii) that the Securities are issued and sold to the Security Holders in accordance with the Declaration and the Prospectus. We have not participated in the preparation of the Prospectus and assume no responsibility for its contents.

          This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

          Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

          1. The Trust has been duly created and is validly existing in good standing as a business trust under the Delaware Business Trust Act.

          2. When issued and sold, the Securities will represent valid, fully paid and nonassessable undivided beneficial interests in the assets of the Trust. We note that the Security Holders may be obligated, pursuant to the Declaration (i) to provide indemnity and/or security in connection with and pay taxes or governmental charges arising from transfers or exchanges of Securities certificates and the issuance of replacement Securities certificates, and (ii) to provide security or indemnity in connection with requests of or directions to the Trustees to exercise their rights and powers under the Declaration.

          We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

                              Very truly yours,


                              /s/ Richards, Layton & Finger
                              -----------------------------